UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

SURNA INC.
(Exact name of registrant as specified in its charter)

Nevada	333-164578	27-3911608
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1780 55th Street, Suite C, Boulder, CO 80301
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (303) 993-5271 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Item 3.02   Unregistered Sales of Equity Securities

On October 16, 2014, Surna Inc. (the “Company”) closed its private placement of convertible promissory notes (the “Notes”). The Company issued Notes to investors in the aggregate principle amount of $1,324,283; of which $759,283 had been issued during the period ended June 30, 2014, as disclosed in the Company’s 10-Q filed August 14, 2014. The offering opened April 1, 2014 and closed October 16, 2014. The Notes (i) are unsecured, (ii) bear interest at the rate of 10% per annum, and (iii) are due two years from the date of issuance. The convertible promissory notes are convertible at any time at the option of the investor into shares of the Company’s common stock that is determined by dividing the amount to be converted by the lesser of (i) $1.00 per share or (ii) eighty percent (80%) of the prior thirty day weighted average market price for the Company’s common stock. The Note holders are restricted to converting only ten percent of their position into common stock per month, for the initial six months following maturity. If the Note is held to maturity and not converted, the Note holder shall be paid an amount equal to the amount of the Note plus an additional amount equal to fifty percent (50%) of the Note (in lieu of the accrued annual interest).

Item 7.01   Regulation FD Disclosure

On October 16, 2014 the Company issued a press release regarding the close of its private placement of convertible promissory notes issued as discussed in Items 1.01 and 3.02. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference. The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01   Financial Statements and Exhibits

Exhibit	Description

4.1	Form Convertible Promissory Note.

99.1	Press Release dated October 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURNA INC.

Date: October 21, 2014	By:	/s/ Tom Bollich
Tom Bollich, Chief Executive Officer